Exhibit 99.1
KINDER MORGAN REPORTS THIRD QUARTER 2025
FINANCIAL RESULTS
Earnings per Share (EPS) Flat to the Third Quarter of 2024
Adjusted EPS Up 16%

HOUSTON, October 22, 2025 - Kinder Morgan, Inc.’s (NYSE: KMI) board of directors today approved a cash dividend of $0.2925 per share for the third quarter ($1.17 annualized), payable on November 17, 2025, to stockholders of record as of the close of business on November 3, 2025. This dividend is a 2% increase over the third quarter of 2024.

KMI is reporting:
•Third quarter net income attributable to KMI was $628 million versus $625 million in the third quarter of 2024; excluding Certain Items, which had a negative impact on net income attributable to KMI in 2025 and a positive impact in 2024, Adjusted Net Income Attributable to KMI was $648 million, 16% higher than the third quarter of 2024.
•Adjusted EBITDA of $1,991 million, up 6% versus the third quarter of 2024.
•Earnings per share (EPS) of $0.28, flat to the third quarter of 2024; and Adjusted EPS of $0.29, up 16% versus the third quarter of 2024.

“We are firmly in an era of American global energy leadership,” said Executive Chairman Richard D. Kinder. “The United States continues to lead the world in natural gas production and in exports of liquefied natural gas (LNG), providing enhanced energy security to allies around the world.

“With historic growth in global natural gas demand, a favorable federal regulatory landscape, and strong support from permitting agencies, the outlook for our company is exceptionally promising,” Kinder continued. “Our long-standing business model—owning midstream energy assets anchored by long-term, take-or-pay, fee-based contracts with creditworthy customers—positions us to continue delivering reliable performance and sustained value.”

“The company generated strong third quarter net income attributable to KMI and Adjusted EBITDA, with increased financial contributions from our Natural Gas Pipelines, Products Pipelines, and Terminals business segments versus the third quarter of 2024, along with very strong operational performance and project execution,” said Chief Executive Officer Kim Dang.

“We continued to internally fund high-quality capital projects while generating cash flow from operations of $1.4 billion and free cash flow (FCF) after capital expenditures of $0.6 billion, up 13% and 5%, respectively, from the prior year period. Our balance sheet remains healthy, as we ended the quarter with a Net Debt-to-Adjusted EBITDA ratio of 3.9 times,” continued Dang.

“KMI is seeing an opportunity set more robust than at any time in the company’s history. U.S. LNG nameplate capacity is expected to more than double by 2030. We currently have long-term contracts to move almost 8 billion cubic feet per day (Bcf/d) of natural gas to LNG facilities and, upon completion of projects under construction, that amount is expected to grow to almost 12 Bcf/d by the end of 2028. We are also pursuing a substantial number of additional LNG feedgas opportunities,” said Dang.

“Overall, total demand for natural gas is expected to grow by 20% through 2030, led by LNG exports. We are also actively exploring more than 10 Bcf/d of opportunities to serve the natural gas power generation sector. Approximately 50% of our backlog is associated with projects supporting power generation. In the markets we serve, we expect robust growth in power demand in the coming years. With 66,000 miles of natural gas pipelines connected to all major basins and demand centers, along with more than 700 Bcf of working gas storage capacity, we are confident that we will secure our share of additional natural gas infrastructure projects supporting demand growth,” said Dang.

“Reflecting this strong demand, natural gas projects account for approximately 90% of our project backlog. At the end of the third quarter of 2025, the backlog stood at $9.3 billion, with approximately $500 million of projects placed in service during the quarter offset by a roughly equivalent amount of projects added.

“In calculating backlog Project EBITDA multiples, we exclude both the capital and EBITDA from our CO2 enhanced oil recovery projects and our gathering and processing projects, where first-full-year multiples are more favorable but the earnings are more uneven than with our other business segments. We expect the remaining $7.9 billion of projects in the backlog, when realized, to generate an aggregate first-full-year Project EBITDA multiple of approximately 5.7 times,” continued Dang.

“Looking ahead, we anticipate meaningful tax advantages that will further strengthen our cash flow profile. The permanent reinstatement of bonus depreciation and the potential for expanded interest expense deductibility are expected to reduce our cash tax liability starting in 2025, with even greater benefits as new projects come online in 2026 and 2027. Additionally, recent regulatory adjustments to the corporate alternative minimum tax will unlock further savings beginning in 2026,” Dang concluded.

2025 Outlook

We currently expect to exceed budget primarily due to contributions from the Outrigger Energy II acquisition that closed in the first quarter of 2025. This outperformance would have been greater if not for lower than budgeted D3 RIN prices and volumes. For 2025, KMI budgeted net income attributable to KMI of $2.8 billion, up 8% versus 2024, and Adjusted EPS of $1.27, up 10% from 2024. KMI expects to declare dividends of $1.17 per share for 2025, a 2% increase from the dividends declared for 2024. The company also budgeted 2025 Adjusted EBITDA of $8.3 billion, up 4% versus 2024, and to end 2025 with a Net Debt-to-Adjusted EBITDA ratio of 3.8 times. These amounts do not include contributions from the Outrigger acquisition.

This press release includes Adjusted Net Income Attributable to KMI, Adjusted EPS, Adjusted Segment EBDA, Adjusted EBITDA, Net Debt, FCF, and Project EBITDA, all of which are non-GAAP financial measures. For descriptions of these non-GAAP financial measures and reconciliations to the most comparable measures prepared in accordance with generally accepted accounting principles, please see “Non-GAAP Financial Measures” and the tables accompanying our preliminary financial statements.

Overview of Business Segments

“The Natural Gas Pipelines business segment’s improved financial performance in the third quarter of 2025 relative to the third quarter of 2024 was due primarily to continued higher contributions from both our Texas Intrastate system and Tennessee Gas Pipeline (TGP) as well as contributions from the Outrigger Energy assets,” said KMI President Tom Martin.

“Natural gas transport volumes were up 6% compared to the third quarter of 2024 primarily due to LNG deliveries on TGP, new contracts from expansion projects placed in service on our Texas Intrastate system, and increased Permian deliveries to Waha and Mexico on El Paso Natural Gas. Natural gas gathering volumes were up 9% from the third quarter of 2024 across all assets, driven primarily by our Haynesville and Eagle Ford systems.

“Contributions from the Products Pipelines business segment were up compared to the third quarter of 2024 due to higher transport rates in 2025 and unfavorable commodity price impact in our transmix business during the third quarter of 2024. Total refined products volumes were down 1% compared to the third quarter of 2024. Crude and condensate volumes were down 3% due to the expiration of legacy contracts in advance of our Double H pipeline conversion to natural gas liquids service. This was partially offset by higher volumes across all other crude and condensate pipelines,” Martin said.

“Terminals business segment earnings were up compared to the third quarter of 2024. The increase was led by our Jones Act tanker fleet, which benefited from higher rates and remains fully contracted under term charter agreements. Earnings from our liquids terminals business were up versus the prior year period, partially offset by lower earnings from our bulk terminals,” continued Martin.

“CO2 business segment earnings, which include Energy Transition Ventures (ETV), were down compared to the third quarter of 2024 due to lower crude and CO2 volumes, as well as lower CO2 and D3 RIN prices,” said Martin.

Other News

Corporate
•On August 11, 2025, Fitch upgraded its senior unsecured rating of KMI from BBB to BBB+ largely based on KMI’s ability to fund growth capital mainly with internally generated cash flow and favorable leverage levels. Moody’s and S&P have KMI’s senior unsecured rating at Baa2 and BBB, respectively, and both have the rating on positive outlook.

Natural Gas Pipelines
•TGP has entered into binding firm transportation agreements with an anchor shipper to support its approximately $93 million South Texas Enhancement Project (STEP). The project is designed to provide additional firm transportation from receipt points near Agua Dulce, Texas, to the U.S.-Mexico border. With the receipt of all permits and approvals, STEP is expected to enter service in the second quarter of 2028.

•Right-of-way acquisition and permitting are progressing on KMI’s approximately $1.8 billion Trident Intrastate Pipeline. The roughly 216-mile, 2.0 Bcf/d project is designed to provide high-demand natural gas transportation service from Katy, Texas, to the industrial corridor near Port Arthur, Texas. With the receipt of all permits and approvals, KMI expects the project to be in service in the first quarter of 2027.

•TGP continues to develop its $1.7 billion Mississippi Crossing (MSX) project with stakeholder outreach and right-of-way acquisition activities underway after filing its certificate application with FERC earlier this year. The project is designed to transport up to 2.1 Bcf/d of natural gas to Southeast markets through the construction of approximately 208 miles of 42-inch and 36-inch pipeline and three new compressor stations. MSX will originate near Greenville, Mississippi, and connect to the existing TGP system and multiple third-party pipelines to provide critical access to natural gas sourced from multiple supply basins for delivery to Southern Natural Gas (SNG) and Transco near Butler, Alabama. With the receipt of all permits and approvals, the project is expected to be in service in the fourth quarter of 2028.

•The company continues its stakeholder outreach activities for its SNG and Elba Express Company's (EEC) South System Expansion 4 (SSE4) project after filing for its FERC certificate earlier this year. The approximately $3.5 billion project (KM-share, including EEC, approximately $1.8 billion) is designed to increase SNG’s South Main Line capacity by approximately 1.3 Bcf/d. SSE4 will be completed in two phases and is almost entirely comprised of brownfield looping and horsepower compression additions on the SNG and EEC pipeline systems. With the receipt of all permits and approvals, KMI expects to place the first phase of the project in service in the fourth quarter of 2028 and the second phase in the fourth quarter of 2029.

•The company’s development of the Hiland Express project remains on track with the conversion of its Double H Pipeline system from crude oil to natural gas liquids (NGL) service, providing Williston Basin producers and midstream companies with pipeline capacity to key market hubs. The approximately $150 million project is anticipated to be in service near the end of the first quarter of 2026. Future phases could provide incremental pipeline capacity, including out of the Powder River Basin.

•The approximately $263 million Altamont Green River Pipeline project was placed in service in September 2025. The project provides additional natural gas egress to relieve existing production constraints in the Uinta Basin, resulting in the delivery of approximately 150 million cubic feet per day (MMcf/d) of capacity from the basin to the Western Chipeta processing plant.

Products Pipelines
•On October 20, 2025, Phillips 66 and KMI launched a binding open season for transportation service on the Western Gateway Pipeline, a newly proposed refined products pipeline system. The Western Gateway Pipeline will facilitate the transportation of refined products from origin points in Texas to key downstream markets in Arizona and California, with connectivity to Las Vegas, Nevada. Interested customers will be able to make take-or-pay volume commitments for domestic grade gasoline, diesel, and jet products. The open season is scheduled to run through December 19, 2025. Following the successful open season, the Western Gateway Pipeline and KMI’s SFPP’s East Line will be jointly owned by Phillips 66 and KMI.

•On September 26, 2025, KMI successfully completed its most recent open season for SFPP’s East Line expansion capacity to Tucson, Arizona. The project will create an additional 2,500 barrels per day of diesel capacity to Tucson and is fully supported by long-term, take-or-pay customer commitments. With the receipt of all permits and approvals, the expansion is expected to be in-service no later than April 1, 2026.

Kinder Morgan, Inc. (NYSE: KMI) is one of the largest energy infrastructure companies in North America. Access to reliable, affordable energy is a critical component for improving lives around the world. We are committed to providing energy transportation and storage services in a safe, efficient, and environmentally responsible manner for the benefit of the people, communities and businesses we serve. We own an interest in or operate approximately 79,000 miles of pipelines, 139 terminals, more than 700 Bcf of working natural gas storage capacity and have renewable natural gas generation capacity of approximately 6.9 Bcf per year of gross production. Our pipelines transport natural gas, refined petroleum products, crude oil, condensate, CO2, renewable fuels and other products, and our terminals store and handle various commodities including gasoline, diesel fuel, jet fuel, chemicals, metals, petroleum coke, and ethanol and other renewable fuels and feedstocks. Learn more about our work advancing energy solutions on the lower carbon initiatives page at www.kindermorgan.com.

Please join Kinder Morgan, Inc. at 4:30 p.m. ET on Wednesday, October 22, at www.kindermorgan.com for a LIVE webcast conference call on the company’s third quarter earnings.

Non-GAAP Financial Measures

As described in further detail below, our management evaluates our performance primarily using Net income attributable to Kinder Morgan, Inc. and Segment earnings before DD&A expenses (EBDA), along with the non-GAAP financial measures of Adjusted Net income attributable to Common Stock, in the aggregate and per share, Adjusted Segment EBDA, Adjusted Net income attributable to Kinder Morgan, Inc., Adjusted earnings before interest, income taxes, DD&A expenses and amortization of basis differences related to our joint ventures (previously known as amortization of excess cost of equity investments) (EBITDA), and Net Debt.

Our non-GAAP financial measures described below should not be considered alternatives to GAAP net income attributable to Kinder Morgan, Inc. or other GAAP measures and have important limitations as analytical tools. Our computations of these non-GAAP financial measures may differ from similarly titled measures used by others. You should not consider these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. Management compensates for the limitations of our consolidated non-GAAP financial measures by reviewing our comparable GAAP measures identified in the descriptions of consolidated non-GAAP measures below, understanding the differences between the measures and taking this information into account in its analysis and its decision-making processes.

Certain Items, as adjustments used to calculate our non-GAAP financial measures, are items that are required by GAAP to be reflected in net income attributable to Kinder Morgan, Inc., but typically either (1) do not have a cash impact (for example, unsettled commodity hedges and asset impairments), or (2) by their nature are separately identifiable from our normal business operations and in most cases are likely to occur only sporadically (for example, certain legal settlements, enactment of new tax legislation and casualty losses). (See the accompanying Tables 2, 3, 5, and 6.) We also include adjustments related to joint ventures (see “Amounts associated with Joint Ventures” below).

The following table summarizes our Certain Items for the three and nine months ended September 30, 2025 and 2024.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(In millions)
Certain Items
Change in fair value of derivative contracts (1)	$24	$(20)	$13	$32
Gain on divestitures (2)	—	—	—	(70)
Income tax Certain Items (3)	(4)	(49)	(41)	(48)
Other	—	1	1	3
Total Certain Items (4)(5)	$20	$(68)	$(27)	$(83)

Notes
(1)	Gains or losses are reflected within non-GAAP financial measures when realized.
(2)	Nine-month period ended September 30, 2024 includes a $41 million gain on sale of our CO2 assets and a $29 million gain on sale of our Oklahoma midstream assets.
(3)	Represents the income tax provision on Certain Items plus discrete income tax items. Includes the impact of KMI’s income tax provision on Certain Items affecting earnings from equity investments and is separate from the related tax provision recognized at the investees by the joint ventures which are also taxable entities.
(4)	Amounts for the three and nine-month periods ended September 30, 2025 each include $(1) million reported within “Earnings from equity investments” on the accompanying Preliminary Consolidated Statements of Income of "Change in fair value of derivative contracts."
(5)	Amounts for the periods ended September 30, 2025 and 2024 include $11 million and $4 million, respectively, for the three-month periods and $12 million and $5 million for the nine-month periods, respectively, reported within "Interest, net" on the accompanying Preliminary Consolidated Statements of Income of “Change in fair value of derivative contracts.”

Adjusted Net Income Attributable to Kinder Morgan, Inc. (KMI) is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items. Adjusted Net Income Attributable to Kinder Morgan, Inc. is used by us, investors, and other external users of our financial statements as a supplemental measure that provides decision-useful information regarding our period-over-period performance and ability to generate earnings that are core to our ongoing operations. We believe the GAAP measure most directly comparable to Adjusted Net Income Attributable to Kinder Morgan, Inc. is net income attributable to Kinder Morgan, Inc. (See the accompanying Tables 1 and 2.)

Adjusted Net Income Attributable to Common Stock is calculated by adjusting Net income attributable to Kinder Morgan, Inc., the most comparable GAAP measure, for Certain Items, and further for net income allocated to participating securities and adjusted net income in excess of distributions for participating securities. We believe Adjusted Net Income Attributable to Common Stock allows for calculation of adjusted earnings per share (Adjusted EPS) on the most comparable basis with earnings per share, the most comparable GAAP measure to Adjusted EPS. Adjusted EPS is calculated as Adjusted Net Income Attributable to Common Stock divided by our weighted average shares outstanding. Adjusted EPS applies the same two-class method used in arriving at basic earnings per share. Adjusted EPS is used by us, investors, and other external users of our financial statements as a per-share supplemental measure that provides decision-useful information regarding our period-over-period performance and ability to generate earnings that are core to our ongoing operations. (See the accompanying Table 2.)

Adjusted Segment EBDA is calculated by adjusting segment earnings before DD&A, general and administrative expenses and corporate charges, interest expense, and income taxes (Segment EBDA) for Certain Items attributable to the segment. Adjusted Segment EBDA is used by management in its analysis of segment performance and management of our business. We believe Adjusted Segment EBDA is a useful performance metric because it provides management, investors, and other external users of our financial statements additional insight into performance trends across our business segments, our segments’ relative contributions to our consolidated performance, and the ability of our segments to generate earnings on an ongoing basis. Adjusted Segment EBDA is also used as a factor in determining compensation under our annual incentive compensation program for our business segment presidents and other business segment employees. We believe it is useful to investors because it is a measure that management uses to allocate resources to our segments and assess each segment’s performance. (See the accompanying Table 3.)

Adjusted EBITDA is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items and further for DD&A, amortization of basis differences related to our joint ventures, income tax expense, and interest. We also include amounts from joint ventures for income taxes and DD&A (see “Amounts associated with Joint Ventures” below). Adjusted EBITDA (on a rolling 12-months basis) is used by management, investors, and other external users, in conjunction with our Net Debt (as described further below), to evaluate our leverage. Management and external users also use Adjusted EBITDA as an important metric to compare the valuations of companies across our industry. Our ratio of Net Debt-to-Adjusted EBITDA is used as a supplemental performance target for purposes of our annual incentive compensation program. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income attributable to Kinder Morgan, Inc. (See the accompanying Tables 2 and 5.)

Amounts associated with Joint Ventures - Certain Items and Adjusted EBITDA reflect amounts from unconsolidated joint ventures (JVs) and consolidated JVs utilizing the same recognition and measurement methods used to record “Earnings from equity investments” and “Noncontrolling interests (NCI),” respectively. The calculation of Adjusted EBITDA related to our unconsolidated and consolidated JVs include the same adjustments (DD&A, amortization of basis differences, and income tax expense) with respect to the JVs as those included in the calculation of Adjusted EBITDA for our wholly-owned consolidated subsidiaries; further, we remove the portion of these adjustments attributable to non-controlling interests. (See Tables 2, 5 and 6.) Although these amounts related to our unconsolidated JVs are included in the calculation of Adjusted EBITDA, such inclusion should not be understood to imply that we have control over the operations and resulting revenues, expenses or cash flows of such unconsolidated JVs.

Net Debt is calculated by subtracting from debt (1) cash and cash equivalents, (2) debt fair value adjustments, and (3) the foreign exchange impact on Euro-denominated bonds for which we have entered into currency swaps to convert that debt to U.S. dollars. Net Debt, on its own and in conjunction with our Adjusted EBITDA (on a rolling 12-months basis) as part of a ratio of Net Debt-to-Adjusted EBITDA, is a non-GAAP financial measure that is used by management, investors, and other external users of our financial information to evaluate our leverage. Our ratio of Net Debt-to-Adjusted EBITDA is also used as a supplemental performance target for purposes of our annual incentive compensation program. We believe the most comparable measure to Net Debt is total debt as reconciled in the notes to the accompanying Preliminary Consolidated Balance Sheets in Table 5.

Project EBITDA is calculated for an individual capital project as earnings before interest expense, taxes, DD&A, and general and administrative expenses attributable to such project, or for JV projects, consistent with the methods described above under “Amounts associated with Joint Ventures,” and in conjunction with capital expenditures for the project, is the basis for our Project EBITDA multiple. Management, investors, and others use Project EBITDA to evaluate our return on investment for capital projects before expenses that are generally not controllable by operating managers in our business segments. We believe the GAAP measure most directly comparable to Project EBITDA is the portion of net income attributable to a capital project. We do not provide the portion of budgeted net income attributable to individual capital projects (the GAAP financial measure most directly comparable to Project EBITDA) due to the impracticality of predicting, on a project-by-project basis through the second full year of operations, certain amounts required by GAAP, such as projected commodity prices, unrealized gains and losses on derivatives marked to market, and potential estimates for certain contingent liabilities associated with the project completion.

FCF is calculated by reducing cash flow from operations for capital expenditures (sustaining and expansion), and FCF after dividends is calculated by further reducing FCF for dividends paid during the period. FCF is used by management, investors, and other external users as an additional leverage metric, and FCF after dividends provides additional insight into cash flow generation. Therefore, we believe FCF is useful to our investors. We believe the GAAP measure most directly comparable to FCF is cash flow from operations. (See the accompanying Table 6.)

Important Information Relating to Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Generally the words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,” “estimates,” “projects,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements in this news release include, among others, express or implied statements pertaining to: the long-term demand for KMI’s assets and services; KMI’s 2025 expectations; anticipated dividends; KMI’s capital projects, including the regulatory environment for projects and expected costs, completion timing and benefits of those projects; and proposed joint ventures. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although KMI believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance as to when or if any such forward-looking statements will materialize nor their ultimate impact on our operations or financial condition. Important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include: the timing and extent of changes in the supply of and demand for the products we transport and handle; trends expected to drive new natural gas demand for electricity generation; commodity prices; counterparty financial risk; changes in tariffs and trade restrictions, including potential adverse effects on financial and economic conditions; the results of the Western Gateway Pipeline open season and KMI’s ability to negotiate terms of the proposed joint venture with Phillips 66; and the other risks and uncertainties described in KMI’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year-ended December 31, 2024 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere), and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, KMI undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(800) 348-7320
Newsroom@kindermorgan.com	km_ir@kindermorgan.com

Table 1
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Statements of Income
(In millions, except per share amounts, unaudited)

	Three Months Ended September 30,		% change	Nine Months Ended September 30,		% change
	2025	2024		2025	2024
Revenues	$4,146	$3,699		$12,429	$11,113
Operating costs, expenses and other
Costs of sales (exclusive of items shown separately below)	1,395	1,024		4,082	3,098
Operations and maintenance	786	790		2,270	2,211
Depreciation, depletion and amortization	609	587		1,835	1,758
General and administrative	183	176		558	530
Taxes, other than income taxes	111	107		334	327
Other income, net	(1)	—		(10)	(87)
Total operating costs, expenses and other	3,083	2,684		9,069	7,837
Operating income	1,063	1,015		3,360	3,276
Other income (expense)
Earnings from equity investments (1)	221	199		647	625
Interest, net	(456)	(466)		(1,359)	(1,402)
Other, net	11	16		39	17
Income before income taxes	839	764		2,687	2,516
Income tax expense	(185)	(113)		(548)	(490)
Net income	654	651		2,139	2,026
Net income attributable to NCI	(26)	(26)		(79)	(80)
Net income attributable to Kinder Morgan, Inc.	$628	$625		$2,060	$1,946
Class P Shares
Basic and diluted earnings per share	$0.28	$0.28	—%	$0.92	$0.87	6%
Basic and diluted weighted average shares outstanding	2,224	2,221	—%	2,223	2,220	—%
Declared dividends per share	$0.2925	$0.2875	2%	$0.8775	$0.8625	2%
Adjusted Net Income Attributable to Kinder Morgan, Inc. (2)	$648	$557	16%	$2,033	$1,863	9%
Adjusted EPS (2)	$0.29	$0.25	16%	$0.91	$0.83	10%

Notes
(1)	Includes amortization of basis differences related to our JVs (previously known as and presented separately as amortization of excess cost of equity investments).
(2)	Adjusted Net Income Attributable to Kinder Morgan, Inc. is Net income attributable to Kinder Morgan, Inc. adjusted for Certain Items. Adjusted EPS calculation uses Adjusted Net Income Attributable to Common Stock. See Table 2 for reconciliations.

Table 2
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net Income Attributable to Kinder Morgan, Inc. to Adjusted Net Income Attributable to Kinder Morgan, Inc., to Adjusted Net Income Attributable to Common Stock and to Adjusted EBITDA Reconciliations
(In millions, unaudited)

	Three Months Ended September 30,		% change	Nine Months Ended September 30,		% change
	2025	2024		2025	2024
Net income attributable to Kinder Morgan, Inc.	$628	$625	—%	$2,060	$1,946	6%
Certain Items (1)
Change in fair value of derivative contracts	24	(20)		13	32
Gain on divestitures	—	—		—	(70)
Income tax Certain Items	(4)	(49)		(41)	(48)
Other	—	1		1	3
Total Certain Items	20	(68)	129%	(27)	(83)	67%
Adjusted Net Income Attributable to Kinder Morgan, Inc.	$648	$557	16%	$2,033	$1,863	9%

Net income attributable to Kinder Morgan, Inc.	$628	$625	—%	$2,060	$1,946	6%
Total Certain Items (2)	20	(68)		(27)	(83)
Net income allocated to participating securities and other (3)	(4)	(4)		(11)	(10)
Adjusted Net Income Attributable to Common Stock	$644	$553	16%	$2,022	$1,853	9%

Net income attributable to Kinder Morgan, Inc.	$628	$625	—%	$2,060	$1,946	6%
Total Certain Items (2)	20	(68)		(27)	(83)
DD&A	609	587		1,835	1,758
Income tax expense (4)	189	162		589	538
Interest, net (5)	445	462		1,347	1,397
Amounts associated with joint ventures
Unconsolidated JV DD&A (6)	96	111		296	308
Remove consolidated JV partners' DD&A	(16)	(16)		(47)	(47)
Unconsolidated JV income tax expense (7)	20	17		67	58
Adjusted EBITDA	$1,991	$1,880	6%	$6,120	$5,875	4%

Notes
(1)	See table included in “Non-GAAP Financial Measures—Certain Items.”
(2)	For a detailed listing, see the above reconciliation of Net Income Attributable to Kinder Morgan, Inc. to Adjusted Net Income Attributable to Kinder Morgan, Inc.
(3)	Other includes Adjusted net income in excess of distributions for participating securities of $1 million for the nine-month period ended September 30, 2024.
(4)	To avoid duplication, adjustments for income tax expense for the periods ended September 30, 2025 and 2024 exclude $(4) million and $(49) million for the three-month periods, respectively, and $(41) million and $(48) million for the nine-month periods, respectively, which amounts are already included within “Certain Items.” See table included in “Non-GAAP Financial Measures—Certain Items.”
(5)	To avoid duplication, adjustments for interest, net for the periods ended September 30, 2025 and 2024 exclude $11 million and $4 million, respectively, for the three-month periods and $12 million and $5 million, respectively, for the nine-month periods which amounts are already included within “Certain Items.” See table included in “Non-GAAP Financial Measures—Certain Items.”
(6)	Includes amortization of basis differences related to our JVs which was previously presented separately as amortization of excess cost of equity investments.
(7)	Includes the tax provision on Certain Items recognized by the investees that are taxable entities associated with our Citrus, NGPL and Products (SE) Pipe Line equity investments. The impact of KMI’s income tax provision on Certain Items affecting earnings from equity investments is included within “Certain Items” above.

Table 3
Kinder Morgan, Inc. and Subsidiaries
Preliminary Reconciliation of Segment EBDA to Adjusted Segment EBDA
(In millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Segment EBDA (1)(2)
Natural Gas Pipelines Segment EBDA	$1,391	$1,285	$4,280	$4,010
Certain Items (3)
Change in fair value of derivative contracts	12	(14)	3	29
Gain on divestiture	—	—	—	(29)
Natural Gas Pipelines Adjusted Segment EBDA	$1,403	$1,271	$4,283	$4,010

Products Pipelines Segment EBDA	$288	$277	$850	$865
Certain Items (3)
Change in fair value of derivative contracts	—	(1)	1	—
Products Pipelines Adjusted Segment EBDA	$288	$276	$851	$865

Terminals Segment EBDA	$274	$268	$849	$818
Certain Items (3)
Change in fair value of derivative contracts	—	(1)	—	(1)
Terminals Adjusted Segment EBDA	$274	$267	$849	$817

CO2 Segment EBDA	$135	$168	$466	$528
Certain Items (3)
Change in fair value of derivative contracts	1	(8)	(3)	(1)
Gain on divestitures	—	—	—	(41)
CO2 Adjusted Segment EBDA	$136	$160	$463	$486

Notes
(1)	Includes revenues, earnings from equity investments, operating expenses, other (income) expense, net, and other, net. Operating expenses include costs of sales, operations and maintenance expenses, and taxes, other than income taxes. The composition of Segment EBDA is not addressed nor prescribed by generally accepted accounting principles.
(2)
Effective January 1, 2025, amortization of basis differences related to our joint ventures (previously known as amortization of excess cost of equity investments) is included within “Earnings from equity investments” in our accompanying consolidated statements of income for the periods ended September 30, 2025 and 2024, and therefore is included within Segment EBDA. As a result, Segment EBDA for the periods ended September 30, 2024 has been adjusted to conform to the current presentation which decreased Segment EBDA for the three-month period by $9 million, $1 million, and $2 million for our Natural Gas Pipelines, Products Pipelines, and CO2 business segments, respectively, and for the nine-month period by $25 million, $6 million, and $6 million for our Natural Gas Pipelines, Products Pipelines, and CO2 business segments, respectively.

(3)	See “Non-GAAP Financial Measures—Certain Items.”

Table 4
Segment Volume and CO2 Segment Hedges Highlights
(Historical data is pro forma for acquired and divested assets, JV volumes at KMI share (1))

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Natural Gas Pipelines
Transport volumes (BBtu/d)	47,461	44,827	46,013	44,166
Sales volumes (BBtu/d)	3,712	2,694	3,051	2,584
Gathering volumes (BBtu/d)	4,380	4,005	4,101	4,130
NGLs (MBbl/d)	39	34	37	38
Products Pipelines (MBbl/d)
Gasoline (2)	978	1,010	976	980
Diesel fuel	373	363	359	351
Jet fuel	301	302	309	298
Total refined product volumes	1,652	1,675	1,644	1,629
Crude and condensate	459	472	479	474
Total delivery volumes (MBbl/d)	2,111	2,147	2,123	2,103
Terminals
Liquids leasable capacity (MMBbl)	78.7	78.6	78.7	78.6
Liquids utilization % (3)	94.6%	94.9%	94.4%	94.3%
Bulk transload tonnage (MMtons)	12.3	13.4	37.6	41.1
CO2 (MBbl/d)
SACROC oil production	18.01	19.02	18.56	19.01
Yates oil production	5.90	5.90	5.95	6.08
Other	1.13	1.16	1.11	1.20
Total oil production - net (MBbl/d) (4)	25.04	26.08	25.62	26.29
NGL sales volumes - net (MBbl/d) (4)	9.03	8.69	9.11	8.49
CO2 sales volumes - net (Bcf/d)	0.274	0.319	0.292	0.323
RNG sales volumes (BBtu/d)	11	10	10	8
Realized weighted average oil price ($ per Bbl)	$67.74	$68.42	$67.91	$68.86
Realized weighted average NGL price ($ per Bbl)	$31.09	$32.38	$32.85	$29.36

CO2 Segment Hedges	Remaining 2025	2026	2027	2028
Crude Oil (5)
Price ($ per Bbl)	$66.98	$64.63	$65.22	$64.51
Volume (MBbl/d)	23.15	20.20	10.00	4.00
NGLs
Price ($ per Bbl)	$47.01	$44.64
Volume (MBbl/d)	4.77	1.87

Notes
(1)	Volumes for acquired assets are included for all periods. However, EBDA contributions from acquisitions are included only for periods subsequent to their acquisition. Volumes for assets divested, idled and/or held for sale are excluded for all periods presented.
(2)	Gasoline volumes include ethanol pipeline volumes.
(3)	The ratio of our tankage capacity in service to liquids leasable capacity.
(4)	Net of royalties and outside working interests.
(5)	Includes West Texas Intermediate hedges.

Table 5
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Balance Sheets
(In millions, unaudited)

	September 30,	December 31,
	2025	2024
Assets
Cash and cash equivalents	$71	$88
Other current assets	2,355	2,433
Property, plant and equipment, net	39,021	38,013
Investments	7,747	7,845
Goodwill	20,084	20,084
Deferred charges and other assets	3,038	2,944
Total assets	$72,316	$71,407
Liabilities and Stockholders' Equity
Short-term debt	$1,081	$2,009
Other current liabilities	2,765	3,092
Long-term debt	31,303	29,779
Debt fair value adjustments	196	102
Other	4,938	4,558
Total liabilities	40,283	39,540
Other stockholders' equity	30,754	30,626
Accumulated other comprehensive loss	(14)	(95)
Total KMI stockholders' equity	30,740	30,531
Noncontrolling interests	1,293	1,336
Total stockholders' equity	32,033	31,867
Total liabilities and stockholders' equity	$72,316	$71,407

Net Debt (1)	$32,269	$31,725

	Adjusted EBITDA Twelve Months Ended (2)
Reconciliation of Net Income Attributable to Kinder Morgan, Inc. to Last Twelve Months Adjusted EBITDA	September 30,	December 31,
	2025	2024
Net income attributable to Kinder Morgan, Inc.	$2,727	$2,613
Total Certain Items (3)	13	(42)
DD&A	2,432	2,354
Income tax expense (4)	791	739
Interest, net (4)	1,799	1,849
Amounts associated with joint ventures
Unconsolidated JV DD&A (5)	396	409
Less: Consolidated JV partners' DD&A	(62)	(62)
Unconsolidated JV income tax expense	87	78
Adjusted EBITDA	$8,183	$7,938

Net Debt-to-Adjusted EBITDA	3.9	4.0

Notes
(1)	Amounts calculated as total debt, less (i) cash and cash equivalents; (ii) debt fair value adjustments; and (ii) the foreign exchange impact on our Euro denominated debt of $44 million and $(25) million as of September 30, 2025 and December 31, 2024, respectively, as we have entered into swaps to convert that debt to U.S.$.
(2)	Reflects the rolling 12-month amounts for each period above.
(3)	See table included in “Non-GAAP Financial Measures—Certain Items.”
(4)	Amounts are adjusted for Certain Items. See “Non-GAAP Financial Measures—Certain Items” for more information.
(5)	Includes amortization of basis differences related to our JVs which was previously presented separately as amortization of excess cost of equity investments.

Table 6
Kinder Morgan, Inc. and Subsidiaries
Preliminary Supplemental Information
(In millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
KMI FCF
Net income attributable to Kinder Morgan, Inc.	$628	$625	$2,060	$1,946
Net income attributable to noncontrolling interests	26	26	79	80
DD&A	609	587	1,835	1,758
Deferred income taxes	185	97	512	454
Earnings from equity investments	(221)	(199)	(647)	(625)
Distribution of equity investment earnings (1)	188	184	585	600
Working capital and other items	(1)	(71)	(199)	(88)
Cash flow from operations	1,414	1,249	4,225	4,125
Capital expenditures (GAAP)	(793)	(657)	(2,206)	(1,857)
FCF	621	592	2,019	2,268
Dividends paid	(654)	(643)	(1,950)	(1,915)
FCF after dividends	$(33)	$(51)	$69	$353

Notes
(1)	Periods ended September 30, 2025 and 2024 exclude distributions from equity investments in excess of cumulative earnings of $177 million and $36 million for the three-month periods, respectively, and $269 million and $117 million for the nine-month periods, respectively. These are included in cash flows from investing activities on our consolidated statement of cash flows.